INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 37to Registration Statement No. 33-14567on Form N-1A of American Century
Variable Portfolios, Inc. of our reports dated February 4, 2003, appearing in the respective Annual Reports of VP Balanced Fund, VP Capital Appreciation Fund,
VP Income & Growth Fund, VP International Fund, VP Ultra Fund, VP Value Fund,
and VP Vista Fund, comprising American Century Variable Portfolios, Inc. for the
year ended December 31, 2002, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Other Service Providers" in such Statement of Additional
Information. We also consent to the reference to us under the caption "Financial
Highlights" in the Prospectuses, which are also part of this Registration
Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
April 8, 2003